Exhibit 99.2

n e w s r e l e a s e	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40202
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Amy Smith
Humana Investor Relations
(502) 580-2811 e-mail: Asmith3@humana.com

Tom Noland

Humana Corporate Communications

(502) 580-3674

e-mail: Tnoland@humana.com

Humana Reports Third Quarter 2017 Financial Results

•	3Q17 earnings per diluted common share (EPS) of $3.44 on a GAAP basis, $3.39 Adjusted EPS

•	Full year 2017 Adjusted EPS guidance raised to approximately $11.60 from $11.50; GAAP EPS guidance approximately $17.62

•	Individual Medicare Advantage continues strong performance, in-line with most recent guidance

•	Group and Specialty segment performing ahead of previous expectations

•	2017 operating cash flow guidance increased to $3.3 billion to $3.6 billion from $3.0 billion to $3.4 billion

LOUISVILLE, KY (November 8, 2017) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended September 30, 2017 (3Q17) versus the quarter ended September 30, 2016 (3Q16) and for the nine months ended September 30, 2017 (YTD 2017) versus for the nine months ended September 30, 2016 (YTD 2016) as follows:

Consolidated pretax income In millions	3Q17 (a)	3Q16 (b)	YTD 2017 (c)	YTD 2016 (d)
Generally Accepted Accounting Principles (GAAP)	$799	$902	$3,530	$2,038
Net (gain) expenses associated with the terminated merger agreement (for YTD 2017, primarily the break-up fee)	—	20	(947)	81
Amortization associated with identifiable intangibles	18	18	54	59
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	54	—
Operating (income) losses associated with the Individual Commercial business	(26)	(2)	(207)	235
Charges associated with voluntary and involuntary workforce reduction programs	124	—	124	—

Adjusted (non-GAAP) – 3Q16 and YTD 2016 as recast	$915	$938	$2,608	$2,413

Diluted earnings per common share (EPS)	3Q17 (a)	3Q16 (b)	YTD 2017 (c)	YTD 2016 (d)
GAAP	$3.44	$2.98	$15.44	$6.73
Net (gain) expenses associated with the terminated merger agreement (for YTD 2017, primarily the break-up fee)	—	0.12	(4.33)	0.49
Amortization associated with identifiable intangibles	0.07	0.08	0.23	0.25
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact	(0.55)	—	(1.60)	—
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	0.23	—
Operating (income) losses associated with the Individual Commercial business	(0.11)	0.02	(0.89)	1.10
Charges associated with voluntary and involuntary workforce reduction programs	0.54	—	0.54	—

Adjusted (non-GAAP) – 3Q16 and YTD 2016 as recast	$3.39	$3.20	$9.62	$8.57

The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated.

“Our 2017 financial performance and improved Star ratings that were announced in October reflect the solid execution of our strategy and the effectiveness of our integrated care delivery model,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “With the first several weeks of the Annual Election Period behind us, we feel comfortable with our 2018 Medicare Advantage competitive positioning. As a result of our over performance in 2017 and other cost savings measures, we made targeted investments in our product design, clinical programs and operating processes, which enabled us to maintain stable plan benefits, simplify the member experience and improve clinical outcomes.”

The GAAP consolidated pretax income for 3Q17 of $799 million declined $103 million, or 11 percent, compared to GAAP consolidated pretax income of $902 million in 3Q16 primarily due to charges associated with voluntary and involuntary workforce reduction programs and lower pretax earnings in the Healthcare Services segment, partially offset by year-over-year improvement in earnings for the company’s Group and Specialty and Retail segments as well as its Individual Commercial business.

The Adjusted consolidated pretax income for 3Q17 of $915 million declined $23 million, or 2 percent, versus $938 million in 3Q16 primarily reflecting the same factors impacting the GAAP comparison, while excluding the impact of the items detailed in the consolidated pretax income table above.

GAAP consolidated pretax income for YTD 2017 of $3.53 billion increased $1.49 billion, or 73 percent, from $2.04 billion in YTD 2016. The increase primarily reflects the net gain associated with the terminated merger agreement, mainly the break-up fee recognized in the first quarter of 2017, along with the year-over-year improvement in earnings for the company’s Individual Commercial, Retail, and Group and Specialty segments.    These increases were partially offset by lower pretax earnings in the Healthcare Services segment in YTD 2017 and the recording of charges associated with voluntary and involuntary workforce reduction programs in 3Q17.

The Adjusted consolidated pretax income for YTD 2017 of $2.61 billion increased $195 million, or 8 percent, versus $2.41 billion in YTD 2016 primarily reflecting the same factors impacting the GAAP comparison, while excluding the impact of items noted in the table above.

Further discussions of each segment’s financial results are included in the segment highlights below.

In addition to the factors impacting the year-over-year changes in quarterly and year-to-date GAAP pretax income, GAAP EPS for 3Q17 and YTD 2017 were further impacted by the beneficial effect of the lower effective tax rate in light of pricing and benefit design assumptions associated with the temporary suspension of the health insurance industry fee in 2017, as well as a lower number of shares used to compute EPS, primarily reflecting share repurchases in 2017, including the completion of the previously disclosed accelerated stock repurchase (ASR) program.

Adjusted EPS for 3Q17 and YTD 2017 were affected by the same factors impacting Adjusted pretax income, as well as a lower number of shares used to compute EPS as discussed above.

2017 Earnings Commentary and Guidance Update

The company’s 3Q17 results exceeded its previous expectations, primarily driven by the strong results in the Group and Specialty segment, largely attributable to higher-than-expected prior period medical claims reserve development and favorable utilization trends. The improvement in the Group and Specialty segment results was partially offset by slightly lower Healthcare Services segment pretax than previously expected, primarily due to continued lower than expected mail order pharmacy utilization, particularly associated with new members in the company’s Humana-Walmart stand-alone PDP offering. Retail segment results are in line with the company’s previous expectations as the Retail segment continues to perform well, primarily driven by Medicare Advantage.

Throughout 2017, the company has been committed to productivity initiatives designed to promote operational excellence, accelerate its strategy, fund critical initiatives and advance its growth objectives. In 3Q17, the company initiated a voluntary Early Retirement Program and an involuntary workforce reduction program that will allow it to achieve these objectives and position the company for the future. These programs are expected to impact approximately 2,700 employees, or 5.7 percent, of its workforce. As a result, in 3Q17 the company recorded estimated charges with an EPS impact of $0.54. The estimated charges were recorded at the corporate level and not allocated to the segments; the estimated charges are excluded from Adjusted results. Payments under these programs are made upon termination during the early retirement or severance pay period, primarily starting as of the beginning of the first quarter of 2018. The company expects these amounts to be primarily paid within the next 12 months.

As a result of the strong 3Q17 performance discussed above, Adjusted EPS guidance for the year ending December 31, 2017 (FY17) (e) was increased to approximately $11.60 from the previous guidance of approximately $11.50. Humana decreased GAAP EPS guidance for FY17, which includes the impact of the voluntary and involuntary workforce reduction programs discussed above, to approximately $17.62 from the previous guidance of at least $17.83.

“The company continues to produce exceptional financial results that are significantly exceeding our initial 2017 earnings expectations, particularly in the Retail and Group and Specialty segments,” said Brian A. Kane, Senior Vice President and Chief Financial Officer. “Our 2017 outperformance coupled with our continued focus on driving operational excellence and productivity have allowed us to invest in our 2018 product design for our customers while funding critical initiatives to advance our strategy that together will return us to meaningful individual Medicare Advantage membership growth in 2018.”

Additional FY17 guidance points, a reconciliation of GAAP to Adjusted EPS for the company’s FY17 projections, and a rollforward from previous guidance are included in the tables beginning on page 22 of this earnings press release.

Star Quality Ratings

As previously disclosed, on October 11, 2017, the Centers for Medicare and Medicaid Services (CMS) published its updated Star quality ratings for bonus year 2019 showing that Humana has 12 contracts rated 4 Stars or above and 2.4 million members in 4 Star or above rated contracts to be offered in 2018, representing 74% of the company’s Medicare Advantage membership as of July 31, 2017. Humana received a 4.5 star rating on CMS’s 5-Star Rating System for five MA contracts offered in 8 states, an increase from one such contract last year. All Humana Medicare Advantage HMO contracts in Florida received a 4.5-star rating. Additionally, all of Humana’s Medicare Advantage contracts were rated 3.5 Stars or higher.

Humana Consolidated Highlights

Consolidated revenues

Consolidated revenues (in millions)	3Q17 (a)	3Q16 (b)	YTD 2017 (c)	YTD 2016 (d)
GAAP	$13,282	$13,694	$40,578	$41,501
Revenues associated with Individual Commercial business	(225)	(882)	(757)	(2,802)

Adjusted (non-GAAP) – 3Q16 and YTD 2016 as recast	$13,057	$12,812	$39,821	$38,699

GAAP consolidated revenues for 3Q17 were $13.28 billion, a decrease of $412 million, or 3 percent, from $13.69 billion in 3Q16. Total premiums and services revenues of $13.18 billion in 3Q17 decreased $420 million, or 3 percent from $13.60 billion in 3Q16. The year-over-year decreases primarily reflect lower Individual Commercial business revenues, partially offset by higher Retail segment revenues primarily resulting from the company’s Medicare Advantage business.

Adjusted consolidated revenues for 3Q17 of $13.06 billion compared to Adjusted consolidated revenues for 3Q16 of $12.81 billion, an increase of $245 million, or 2 percent, reflecting higher Retail segment revenues primarily associated with the company’s Medicare Advantage business.

GAAP Consolidated revenues for YTD 2017 decreased $923 million, or 2 percent, to $40.58 billion from $41.50 billion in YTD 2016. Total premiums and services revenues also declined to $40.26 billion in YTD 2017, decreasing $948 million, or 2 percent, from $41.21 billion in the prior-year period. The YTD 2017 decreases were primarily driven by the same factors impacting the third quarter GAAP comparison.

Adjusted consolidated revenues for YTD 2017 of $39.82 billion compared to Adjusted consolidated revenues for YTD 2016 of $38.70 billion, an increase of $1.12 billion, or 3 percent, reflecting higher Retail segment revenues primarily associated with the company’s Medicare Advantage business.

Consolidated benefits expense

Consolidated benefit ratio (benefits expense as a percent of premiums)	3Q17 (a)	3Q16 (b)	YTD 2017 (c)	YTD 2016 (d)
GAAP	82.1%	81.5%	83.1%	83.6%
Benefit ratio impact associated with the Individual Commercial business	0.3%	—	0.6%	(0.6%)

Adjusted (non-GAAP) - 3Q16 and YTD 2016 as recast	82.4%	81.5%	83.7%	83.0%

The 3Q17 GAAP consolidated benefit ratio of 82.1 percent increased 60 basis points from 81.5 percent for 3Q16 primarily reflecting the impact of the temporary suspension of the health insurance industry fee in 2017 which was contemplated in the pricing and benefit design of the company’s products and margin compression associated with the competitive environment in the group Medicare Advantage business. These increases were partially offset by the impact of the exits in 2017 from certain markets in the Individual Commercial business that carried a higher benefit ratio as well as per-member premium increases year-over-year for this business, planned exits from certain Medicare Advantage markets that carried a higher benefit ratio, and lower than expected medical costs as compared to the assumptions used in the pricing of the company’s individual Medicare Advantage business.

The 3Q17 Adjusted consolidated benefit ratio of 82.4 percent increased 90 basis points from the 3Q16 Adjusted consolidated benefit ratio of 81.5 percent. The year-over-year increase primarily reflects the same factors impacting the year-over-year third quarter GAAP comparison while excluding the impact of the company’s Individual Commercial business.

The GAAP consolidated benefit ratio for YTD 2017 of 83.1 percent decreased 50 basis points from the YTD 2016 GAAP consolidated benefit ratio of 83.6 percent. The year-over year comparison was favorably impacted by the $208 million increase in the premium deficiency reserve (PDR) recorded in the second quarter of 2016 related to certain of the company’s 2016 Individual Commercial policies. The impact of the PDR was partially offset by the net unfavorable impact of the factors in the quarterly GAAP comparison above, as well as lower favorable Prior Period Development.

The YTD 2017 Adjusted consolidated benefit ratio of 83.7 percent increased 70 basis points from the YTD 2016 Adjusted consolidated benefit ratio of 83.0 percent. The year-over-year increase primarily reflects the same factors impacting the quarterly Adjusted consolidated benefit ratio comparison, as well as lower favorable Prior Period Development.

	Third Quarter
Consolidated Prior Period Development (in millions) Favorable (unfavorable)	Individual Commercial	All Other	Total
Prior Period Development from prior years recognized in third quarter of 2017	$20	$65	$85
Prior Period Development from prior years recognized in third quarter of 2016	$7	$83	$90

	Year to Date
Prior Period Development from prior years recognized in YTD 2017	$46	$384	$430
Prior Period Development from prior years recognized in YTD 2016	$104	$421	$525

Prior Period Development for 3Q17 and 3Q16 is shown above and decreased the GAAP consolidated benefit ratio by 70 basis points in 3Q17 and in 3Q16. Prior Period Development lowered the YTD 2017 consolidated benefit ratio by 110 basis points versus by 130 basis points in YTD 2016.

Consolidated operating expenses

Consolidated operating cost ratio (operating costs as a percent of total revenues less investment income)	3Q17 (a)	3Q16 (b)	YTD 2017 (c)	YTD 2016 (d)
GAAP	12.8%	12.8%	11.7%	12.6%
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	(0.1%)	—
Operating cost ratio impact associated with the Individual Commercial business	(0.1%)	(0.3%)	(0.2%)	(0.3%)
Charges associated with voluntary and involuntary workforce reduction programs	(0.9%)	—	(0.3%)	—

Adjusted (non-GAAP) - 3Q16 and YTD 2016 as recast	11.8%	12.5%	11.1%	12.3%

During the first quarter of 2017, the company reclassified prior year transaction and integration costs associated with the terminated merger agreement from operating costs to a separate line titled “merger termination fees and related costs, net” on its consolidated statements of income to conform to the current year presentation. Accordingly, merger termination fees and related costs are no longer in the operating cost ratio calculation.

The 3Q17 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 12.8 percent equaled the 3Q16 ratio. The year-over-year comparison was favorably impacted by the temporary suspension of the health insurance industry fee in 2017, which increased the consolidated GAAP operating cost ratio by approximately 170 basis points in 3Q16. The 3Q17 ratio was unfavorably impacted by the loss of scale efficiency from market exits in 2017 associated with the company’s Individual Commercial business, charges associated with voluntary and involuntary workforce reduction programs recorded in 3Q17, and an increase in compensation expense accruals resulting from the continued strong performance by the company.

The 3Q17 Adjusted consolidated operating cost ratio of 11.8 percent decreased 70 basis points from the 3Q16 Adjusted consolidated operating cost ratio of 12.5 percent primarily driven by the same factors impacting the change in the quarterly GAAP consolidated operating cost ratio, while excluding the impact of the items detailed in the consolidated operating cost ratio table above.

The YTD 2017 GAAP consolidated operating cost ratio of 11.7 percent decreased 90 basis points from 12.6 percent in YTD 2016 primarily reflecting the same factors impacting the quarterly GAAP consolidated operating cost ratio comparison as well as operating cost efficiencies. In addition, YTD 2017 includes the unfavorable impact of the guaranty fund assessment expense recognized in the first quarter of 2017 to support the policyholder obligations of an unaffiliated long-term care insurance company. The non-deductible health insurance industry fee increased the consolidated GAAP operating cost ratio by approximately 170 basis points in YTD 2016.

The YTD 2017 Adjusted consolidated operating cost ratio of 11.1 percent declined 120 basis points from 12.3 percent in YTD 2016 primarily reflecting the same factors impacting the GAAP comparison, while excluding the impact of the items noted in the consolidated operating cost ratio table above.

Balance sheet

•	At September 30, 2017, the company had cash, cash equivalents, and investment securities of $21.20 billion, up $2.28 billion, or 12 percent, from $18.92 billion at June 30, 2017, as outlined in our consolidated statement of cash flows on page S-6 of the statistical supplement included herein.

•	At September 30, 2017, cash and short-term investments held at the parent company of $2.32 billion decreased $500 million, or 18 percent, from $2.82 billion at June 30, 2017, primarily reflecting share repurchases, cash dividends paid to stockholders, capital expenditures, and the net repayment of $50 million associated with the company’s commercial paper program.

•	At September 30, 2017, net receivables of $173 million were associated with the 3Rs with detail of the net receivables (payables) for the 3Rs as follows. As previously announced, the company is exiting this business on January 1, 2018.

Net Amounts Accrued for the 3Rs (in millions) Assets (liabilities)	Balances related to prior plan years at 9/30/17	Balances related to 2017 plan year at 9/30/17	Total Balances at 9/30/17	Total Balances at 12/31/16
Reinsurance recoverables	$44	$—	$44	$260
Net risk adjustment settlement	127	2	129	196
Net risk corridor settlement (h)	—	—	—	—

Total 3Rs Accrued, net	$171	$2	$173	$456

As disclosed previously, in the fourth quarter of 2016 the company wrote off all receivables associated with the commercial risk corridor program. At September 30, 2017, the company estimates that it is entitled to collect a total of $611 million from the Department of Health and Humana Services (HHS) under the commercial risk corridor program for the 2014 through 2016 program years.

•	Days in claims payable (DCP)(g) of 42.9 at September 30, 2017, increased 2.5 days from 40.4 at June 30, 2017 and 0.3 days from 42.6 at September 30, 2016. Changes are outlined in the DCP rollforward on page S-19 of the statistical supplement included herein.

•	Debt-to-total capitalization at September 30, 2017 was 30.5 percent, down 80 basis points from 31.3 percent at June 30, 2017, primarily resulting from higher capital from the net impact of 3Q17 earnings and the net repayment of $50 million associated with the company’s commercial paper program. The company’s long-term target debt-to-total capitalization range of 30 to 35 percent is expected to allow the company to maintain its investment grade credit rating while providing significant financial flexibility.

•	As of September 30, 2017, the company had $150 million associated with outstanding commercial paper compared to $200 million at June 30, 2017.

Operating cash flows

Net cash from operating activities (in millions) Provided by (used in)	3Q17	3Q16	YTD 2017	YTD 2016
GAAP	$2,863	$4,503	$6,962	$4,709
Timing of premium payment from CMS (j)	(79)	(3,034)	(3,129)	(3,034)

Adjusted (non-GAAP)	$2,784	$1,469	$3,833	$1,675

•	GAAP cash flows provided by operations of $2.86 billion in 3Q17 unfavorably compared to cash flows provided by operations of $4.50 billion in 3Q16. Year-over-year comparisons of GAAP cash flows provided by operations were significantly impacted by the timing of the monthly premium remittance from CMS, with 3Q16 benefiting from the inclusion of four monthly payments as compared to only three monthly payments in 3Q17, described in more detail below. The unfavorable year-over-year comparison due to the timing of the monthly premium remittance from CMS was partially offset by the payment of $916 million for the health insurance industry fee in 3Q16 that did not recur in 3Q17 due to the temporary suspension of the health insurance industry fee in 2017, as well as higher year-over-year earnings compared to 3Q16 and the timing of working capital changes. Adjusted cash flows provided by operations for 3Q17 of $2.78 billion compared favorably to cash flows provided by operations of $1.47 billion in 3Q16 due to the same items driving the GAAP increase, excluding the impact of the timing of the premium payments from CMS.

•	The October 2016 premium remittance from CMS of $3.03 billion was received in September 2016 because the payment date of October 1, 2016 fell on a weekend, resulting in a total of four monthly payments and positively impacting 3Q16 GAAP cash flows provided by operations. GAAP cash flows provided by operations in 3Q17 were not significantly impacted by the timing of the premium remittance from CMS despite October 1, 2017 falling on a weekend, as the early receipt of the July 2017 Medicare premium payment from CMS of $3.05 billion received in the second quarter of 2017 was substantially offset by the early receipt of the October 2017 Medicare premium payment from CMS of $3.13 billion in September 2017.

•	For YTD 2017, cash flows provided by operations totaled $6.96 billion versus $4.71 billion of cash flows provided by operations during YTD 2016, an increase of $2.25 billion year over year. Both periods were impacted by the early receipt of the respective year’s October Medicare premium payment from CMS in September. YTD 2017 and YTD 2016 operating cash flows each included ten monthly Medicare premium payments from CMS. YTD 2017 cash flows provided by operations were also impacted by the receipt of the merger termination fee, net of related expenses and taxes paid to date, higher earnings, and the timing of working capital items. Adjusted cash flows provided by operations for YTD 2017 of $3.83 billion compared favorably to cash flows provided by operations of $1.68 billion in YTD 2016 due to the same items driving the GAAP increase, excluding the impact of the timing of the premium payments from CMS.

Share repurchases

•	In February 2017, Humana’s Board of Directors approved a $2.25 billion share repurchase authorization with an expiration date of December 31, 2017 and the company subsequently entered into an agreement with a third party financial institution on February 16, 2017 to effect a $1.50 billion ASR program under the authorization. Under the terms of the program, which was completed in 3Q17, the company repurchased a total of 6,672,361 shares at an average price of $224.81 per share.

•	In addition to the ASR program described above, the company executed share repurchases of $240 million, or 959,180 of its outstanding shares, at an average price of $249.97 per share under its existing share repurchase authorization in 3Q17. In total, the company executed repurchases of 7,631,541 shares for $1.74 billion through YTD 2017. Due to the then-pending merger agreement, the company did not repurchase any shares in 3Q16 or YTD 2016. As of November 3, 2017, approximately $239 million of the current repurchase authorization was remaining.

Cash dividends

•	The company paid cash dividends to its stockholders of $58 million in 3Q17 and $43 million in 3Q16. Cash dividends of $162 million were paid to the company’s stockholders during YTD 2017 and $133 million in YTD 2016.

•	In November 2017, the company’s Board of Directors declared a cash dividend to stockholders of $0.40 per share, payable on January 26, 2018, to stockholders of record on December 29, 2017.

Humana’s Retail Segment

This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide Medicaid, dual eligible, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with CMS to administer the Limited Income Newly Eligible Transition prescription drug plan program.

Retail segment revenues:

•	The 3Q17 revenues for the Retail segment were $11.05 billion, an increase of $213 million, or 2 percent, from $10.83 billion in 3Q16 primarily reflecting higher revenues associated with the company’s Medicare Advantage business resulting from increased membership as well as increased per-member premiums for certain businesses within the segment.

•	The YTD 2017 revenues for the Retail segment were $33.78 billion, an increase of $1.09 billion, or 3 percent, from $32.69 billion in YTD 2016 primarily reflecting the same factors impacting the third quarter comparison.

Retail segment enrollment:

•	Individual Medicare Advantage membership was 2,849,400 as of September 30, 2017, a net increase of 17,700, or 1 percent, from 2,831,700 at September 30, 2016, and up 11,800, or less than 1 percent, from 2,837,600 as of December 31, 2016. Current membership levels primarily reflect the effect of market and product exits. The company decided certain markets and/or products were not meeting long-term strategic and financial objectives. Additionally, membership growth was muted due to competitive actions including the uncertainty associated with the transaction that was pending during last year’s Annual Election Period.

•	Group Medicare Advantage membership was 438,400 as of September 30, 2017, a net increase of 84,500, or 24 percent, from 353,900 at September 30, 2016, and up 83,000, or 23 percent, from 355,400 at December 31, 2016, primarily due to the addition of a large account in January 2017.

•	Membership in the company’s stand-alone PDP offerings was 5,290,900 as of September 30, 2017, a net increase of 377,500, or 8 percent, from 4,913,400 at September 30, 2016, and up 339,500, or 7 percent, from 4,951,400 as of December 31, 2016. These increases primarily resulted from growth in the company’s low-price Humana-Walmart plan offering.

•	State-based contracts membership (including dual-eligible demonstration members) was 363,400 as of September 30, 2017, a net decrease of 26,700, or 7 percent, from 390,100 at September 30, 2016, and down 24,700, or 6 percent, from 388,100 at December 31, 2016. The decreases were primarily driven by lower membership associated with the company’s Florida contracts resulting from network realignments.

Retail segment benefits expense:

•	The 3Q17 benefit ratio for the Retail segment of 84.3 percent increased 70 basis points from 83.6 percent in 3Q16 primarily due to the impact of the temporary suspension of the health insurance industry fee in 2017 which was contemplated in the pricing and benefit design of the company’s products, margin compression associated with the competitive environment in the group Medicare Advantage business, and lower favorable Prior Period Development. These items were partially offset by the impact of planned exits from certain Medicare Advantage markets that carried a higher benefit ratio than other markets and lower than expected medical costs as compared to the assumptions used in the pricing of the company’s individual Medicare Advantage business.

•	The YTD 2017 benefit ratio for the Retail segment of 86.1 percent was 30 basis points higher than the YTD 2016 ratio of 85.8 percent primarily due to the same factors impacting the year-over-year comparisons for the third quarter.

Retail segment Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	Third quarter	YTD
Prior Period Development from prior years recognized in YTD 2017	$204	$83	$52	$339
Prior Period Development from prior years recognized in YTD 2016	$218	$81	$80	$379

•	The declines in favorable Prior Period Development year-over-year for 3Q17 and YTD 2017 shown in the table above reflect unfavorable year-over-year comparisons relating to the company’s Medicare business, as expected.

•	Prior Period Development decreased the Retail segment benefit ratio by 50 basis points in 3Q17 and by 70 basis points in 3Q16. Prior Period Development lowered the YTD 2017 segment benefit ratio by 100 basis points and by 120 basis points in YTD 2016.

Retail segment operating costs:

•	The Retail segment’s operating cost ratio of 9.8 percent in 3Q17 decreased 80 basis points from 10.6 percent in 3Q16 primarily due to the temporary suspension of the health insurance industry fee in 2017. This impact was partially offset by an increase in compensation expense accruals resulting from the continued strong performance by the company.

•	The Retail segment’s YTD 2017 operating cost ratio of 8.9 percent decreased 120 basis points from 10.1 percent in YTD 2016 reflecting the same factors impacting the year-over-year comparisons for the third quarter.

•	The non-deductible health insurance industry fee increased the Retail segment’s GAAP operating cost ratio by approximately 170 basis points in 3Q16 and in YTD 2016.

Retail segment pretax results:

Retail segment pretax income in millions	3Q17 (a)	3Q16 (b)	YTD 2017 (c)	YTD 2016 (d)
GAAP	$610	$608	$1,587	$1,263
Amortization associated with identifiable intangibles	6	8	18	20

Adjusted (non-GAAP) - 3Q16 and YTD 2016 as recast	$616	$616	$1,605	$1,283

•	The Retail segment’s GAAP pretax income of $610 million in 3Q17 was relatively unchanged from GAAP pretax income for the segment of $608 million in 3Q16 while Adjusted pretax income for the Retail segment of $616 million in 3Q17 was unchanged from the Adjusted pretax income in 3Q16. These comparisons primarily reflect the year-over-year improvement in the segment’s operating cost ratio being substantially offset by the increase in the segment’s benefit ratio.

•	For YTD 2017, GAAP pretax income for the Retail Segment of $1.59 billion increased by $324 million, or 26 percent, from YTD 2016 while Adjusted pretax income for the Retail segment of $1.61 billion in YTD 2017 increased $322 million, or 25 percent, from $1.28 million of Adjusted pretax income for the Retail segment in YTD 2016. Both the GAAP and Adjusted year-over-year increases resulted from the improvement in earnings for the company’s Medicare Advantage business.

Humana’s Group and Specialty Segment

This segment consists of the company’s employer group fully-insured commercial medical products and specialty health insurance benefits marketed to individuals and groups, including dental, vision, and other supplemental health and voluntary insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses, primarily the TRICARE South Region contract.

Group and Specialty segment revenues:

•	The 3Q17 revenues for the Group and Specialty segment were $1.85 billion, up $24 million, or 1 percent, from $1.83 billion in 3Q16, primarily reflecting an increase in group fully-insured commercial medical per-member premiums, partially offset by declines in average group fully-insured and ASO commercial medical membership.

•	The YTD 2017 revenues for the Group and Specialty segment were $5.56 billion, up $9 million, or less than 1 percent, from $5.55 billion in YTD 2016, primarily reflecting the same factors impacting the third quarter comparison, partially offset by the impact of the timing of revenues under the company’s TRICARE contract primarily relating to medical cost trend incentives and amounts for additional services requested under the contract.

Group and Specialty segment enrollment:

•	Group fully-insured commercial medical membership was 1,098,800 at September 30, 2017, a decrease of 32,700, or 3 percent, from 1,131,500 at September 30, 2016, and down 37,200, or 3 percent, from 1,136,000 at December 31, 2016. The changes are reflective of lower membership in small group accounts due in part to more small group accounts selecting ASO products in 2017. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 64 percent at September 30, 2017, 65 percent at December 31, 2016 versus 66 percent at September 30, 2016.

•	Group ASO commercial medical membership was 445,700 at September 30, 2017, a decrease of 124,600, or 22 percent, from 570,300 at September 30, 2016, and down 127,500, or 22 percent, from 573,200 at December 31, 2016. The declines primarily reflect the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment, partially offset by more small group accounts selecting ASO products in 2017. Small group membership comprised 9 percent of group ASO medical membership at September 30, 2017 versus 2 percent at September 30, 2016 and 4 percent at December 31, 2016.

•	Military services membership was 3,099,000 at September 30, 2017, an increase of 18,100, or 1 percent, from 3,080,900 at September 30, 2016, and up 14,900, or less than 1 percent versus 3,084,100 at December 31, 2016.

•	Membership in specialty products (k) was 6,934,000 at September 30, 2017, a decrease of 21,200, or less than 1 percent, from 6,955,200 at September 30, 2016, and down 27,200, or less than 1 percent, from 6,961,200 at December 31, 2016. The decreases primarily are attributable to declines in other supplemental benefits membership, as well as a decline in dental ASO membership due to terminations of several large group accounts. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Group and Specialty segment benefits expense:

•	The 3Q17 benefit ratio for the Group and Specialty segment was 79.6 percent, a decrease of 140 basis points from 81.0 percent for 3Q16. The year-over-year decrease in the benefit ratio primarily reflects favorable utilization in 3Q17 compared to 3Q16 for the segment’s fully-insured commercial medical business and higher favorable Prior Period Development in 3Q17. These decreases were partially offset by the impact of the temporary suspension of the health insurance industry fee in 2017 which was contemplated in the pricing of the company’s products.

•	The YTD 2017 benefit ratio for the Group and Specialty segment of 77.9 percent was 60 basis points higher than the YTD 2016 ratio of 77.3 percent primarily due to the impact of the temporary suspension of the health insurance industry fee in 2017 which was contemplated in the pricing and benefit design of the company’s products. The increase was partially offset by lower utilization YTD 2017 for the segment’s fully-insured commercial medical business.

Group and Specialty segment Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	Third quarter	YTD
Prior Period Development from prior years recognized in YTD 2017	$20	$11	$13	$44
Prior Period Development from prior years recognized in YTD 2016	$41	($3)	$3	$41

•	The increases in favorable Prior Period Development year-over-year for 3Q17 and YTD 2017 shown in the table above reflect favorable year-over-year comparisons primarily relating to the company’s large group fully-insured commercial medical product.

•	Prior Period Development decreased the 3Q17 Group and Specialty segment benefit ratio by 80 basis points and by 20 basis points in 3Q16. Prior Period Development lowered the YTD 2017 segment benefit ratio by 90 basis points and by 80 basis points in YTD 2016.

Group and Specialty segment operating costs:

•	The Group and Specialty segment’s operating cost ratio was 20.9 percent in 3Q17, a decrease of 220 basis points from 23.1 percent in 3Q16, primarily due to the temporary suspension of the health insurance industry fee in 2017 as well as operating cost efficiencies. These impacts were partially offset by an increase in compensation expense accruals resulting from the continued strong performance by the company.

•	The Group and Specialty segment’s operating cost ratio of 21.3 percent for YTD 2017 was down 180 basis points compared to 23.1 percent for YTD 2016 primarily reflecting the same factors impacting the year-over-year comparison for the third quarter.

•	The non-deductible health insurance industry fee negatively impacted the Group and Specialty segment’s operating cost ratio by approximately 150 basis points in 3Q16 and YTD 2016.

Group and Specialty segment pretax results:

Group and Specialty segment pretax income In millions	3Q17 (a)	3Q16 (b)	YTD 2017 (c)	YTD 2016 (d)
GAAP	$93	$37	$365	$333
Amortization associated with identifiable intangibles	—	(1)	2	3

Adjusted (non-GAAP) - 3Q16 and YTD 2016 as recast	$93	$36	$367	$336

•	The Group and Specialty segment’s GAAP pretax income of $93 million in 3Q17 compared to GAAP pretax income of $37 million in 3Q16, an increase of $56 million, or 151 percent. Adjusted pretax income for the Group and Specialty segment of $93 million in 3Q17 increased $57 million, or 158 percent, from $36 million of Adjusted pretax income in 3Q16. The increases primarily reflect the impact of higher pretax earnings associated with the company’s fully-insured commercial medical products.

•

The Group and Specialty segment’s GAAP pretax income of $365 million in YTD 2017 compared to GAAP pretax income of $333 million in YTD 2016, an increase of $32 million, or 10 percent. Adjusted pretax income for the Group and Specialty segment of $367 million in YTD 2017 increased $31 million, or 9 percent, from $336 million in Adjusted pretax income in YTD 2016. The year-over-year changes for both GAAP and Adjusted pretax income for the Group and Specialty segment primarily reflected the same factor impacting the quarterly comparisons, partially offset by the impact of the timing of revenues under the company’s TRICARE contract primarily relating to medical cost trend incentives and amounts for additional services requested under the contract.

Humana’s Healthcare Services Segment

This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, and clinical programs, such as home health and other services and capabilities to promote wellness and advance population health.

Services offered by this segment are designed to enhance members’ healthcare experience with Humana overall. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

Healthcare Services segment revenues:

•	Revenue of $6.00 billion in 3Q17 for the Healthcare Services segment decreased $406 million, or 6 percent, from $6.41 billion in 3Q16. The decline primarily was due to the company’s pharmacy solutions business and the result of the optimization process associated with the company’s chronic care management programs discussed below, as well as ongoing pressures in the company’s provider services business reflecting lower Medicare rates year-over-year in geographies where the company’s provider assets are primarily located. The company’s pharmacy solutions business revenues were impacted by improvements in net pharmacy costs driven by the company’s pharmacy benefit manager and an increase in the generic dispensing rate. These items were partially offset by higher year-over-year script volume from growth in the company’s Medicare Advantage and stand-alone PDP membership, partially offset by the impact of lower Individual Commercial membership. The company’s generic dispensing rate improved to 91.2 percent during 3Q17 compared to 90.4 percent during 3Q16. The higher generic dispensing rate reduced revenues (and operating costs) for the company’s pharmacy solutions business as generic drugs are generally priced lower than branded drugs.

•	YTD 2017 revenue for the Healthcare Services segment was $17.94 billion, a decrease of $984 million, or 5 percent, from $18.92 billion in YTD 2016 primarily reflecting the same factors impacting the year-over-year comparison for the third quarter. The company’s generic dispensing rate improved to 91.3 during YTD 2017 compared to 90.3 during YTD 2016.

Healthcare Services segment operating costs:

•	The Healthcare Services segment’s operating cost ratio of 95.6 percent in 3Q17 increased 70 basis points from 94.9 percent in 3Q16 primarily due to the timing of the optimization process associated with the company’s chronic care management programs and an increase in compensation expense accruals resulting from the continued strong performance by the company. As the company optimizes its chronic care management programs, operating cost reductions may lag the associated reduction in revenue, negatively impacting the operating cost ratio.

•	The Healthcare Services segment’s operating cost ratio of 95.4 percent for YTD 2017 was relatively unchanged compared to 95.2 percent for YTD 2016.

Healthcare Services segment operating statistics:

•	Primary care providers in value-based (shared risk and path to risk) relationships of 51,500 at September 30, 2017 increased 4 percent from 49,600 at September 30, 2016 and increased 2 percent from 50,400 at December 31, 2016. At September 30, 2017, 66 percent of the company’s individual Medicare Advantage members were in value-based relationships compared to 63 percent at September 30, 2016 and 64 percent at December 31, 2016.

•	Medicare Advantage and dual demonstration program membership enrolled in a Humana chronic care management program was 825,200 at September 30, 2017, down 21 percent from 1,044,700 at September 30, 2016 and down 25 percent from 1,099,200 at December 31, 2016. The company has undergone an optimization process that ensures the appropriate level of member interaction with clinicians to drive quality outcomes leading to reduced segment earnings but higher returns on investment.

•	Pharmacy script volume on an adjusted 30-day equivalent basis of 108 million for 3Q17 increased 1 percent compared to 107 million for 3Q16. Pharmacy script volume of 323 million for YTD 2017 increased 2 percent compared to 316 million for YTD 2016. These increases primarily were driven by higher Medicare membership, partially offset by the decline in Individual Commercial membership.

Healthcare Services segment pretax results:

Healthcare Services segment pretax income (in millions)	3Q17 (a)	3Q16 (b)	YTD 2017 (c)	1H 2016 (d)
GAAP	$240	$297	$754	$828
Amortization associated with identifiable intangibles	11	11	33	35

Adjusted (non-GAAP) - 3Q16 and YTD 2016 as recast	$251	$308	$787	$863

•	Healthcare Services segment GAAP pretax income of $240 million in 3Q17 decreased by $57 million, or 19 percent, from GAAP pretax income of $297 million in 3Q16. Adjusted pretax income in 3Q17 for the Healthcare Services segment of $251 million was down $57 million, or 19 percent, compared to $308 million in 3Q16. These declines primarily were due to the impact of the optimization process associated with the company’s chronic care management programs discussed above, as well as an increase in the segment’s operating cost ratio.

•	YTD 2017 GAAP pretax income for the Healthcare Services segment of $754 million decreased by $74 million, or 9 percent, from YTD 2016 GAAP pretax earnings of $828 million. The segment’s Adjusted pretax income for YTD 2017 of $787 million decreased $76 million, or 9 percent, versus the YTD 2016 Adjusted pretax income for the Healthcare Services segment of $863 million. The year-to-date year-over-year changes for both GAAP and Adjusted pretax income for the Healthcare Services segment primarily reflected the same factors impacting the quarterly comparisons, as well as ongoing pressures in the provider services business reflecting lower Medicare rates year-over-year in geographies where the company’s provider assets are primarily located.

Humana’s Individual Commercial Segment

This segment consists of the company’s Individual Commercial products marketed under the HumanaOne brand. For 2017, the company offers on-exchange products as well as certain grandfathered policies issued prior to the enactment of the Health Care Reform Law. Off-exchange products were also offered in 2016. As announced in 2017, the company is exiting this business in 2018. Results of this segment have been excluded from consolidated Adjusted results, with prior periods being recast.

Individual Commercial segment enrollment:

•	Individual Commercial membership of 142,800 as of September 30, 2017, was down 583,400, or 80 percent, from 726,200 at September 30, 2016, and down 512,000, or 78 percent, from 654,800 at December 31, 2016. The decreases primarily reflected the decline in number of counties where the company offers on-exchange coverage, as well as the discontinuance of offering off-exchange products.

Individual Commercial segment benefits expense:

•	The 3Q17 benefit ratio for the Individual Commercial segment was 65.6 percent, a decrease from 82.4 percent for 3Q16. The year-over-year decrease primarily resulted from planned exits in 2017 in certain markets that carried a higher benefit ratio and per-member premium increases.

•	The YTD 2017 benefit ratio for the Individual Commercial segment was 51.6 percent, a decrease from 90.9 percent for YTD 2016 primarily reflecting the same factors impacting the third quarter comparisons, as well as the effect of the $208 million increase in the PDR in the second quarter of 2016.

Individual Commercial segment operating costs:

•	The Individual Commercial segment’s operating cost ratio was 21.9 percent in 3Q17, an increase of 560 basis points from 16.3 percent in 3Q16, primarily due to the loss of scale efficiency from market exits in 2017 partially offset by the temporary suspension of the health insurance industry fee in 2017.

•	The YTD 2017 operating cost ratio for the Individual Commercial segment was 20.0 percent, an increase of 340 basis points from 16.6 percent in YTD 2016 primarily reflecting the same factors impacting the third quarter comparisons.

Individual Commercial segment pretax results:

•	The Individual Commercial segment’s pretax income of $26 million in 3Q17 compared to a pretax income of $2 million in 3Q16, an increase of $24 million, primarily reflecting the exit of certain markets in 2017 and per-member premium increases.

•	The Individual Commercial segment’s pretax income of $207 million in YTD 2017 compared to a pretax loss of $235 million in YTD 2016, an increase of $442 million, reflecting the same factors impacting the third quarter comparisons, as well as the effect of the $208 million increase in the PDR in the second quarter of 2016.

Conference Call

Humana will host a conference call at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.

All parties interested in the company’s 3Q17 earnings conference call are invited to dial 888-625-7430. No password is required. A webcast of the 3Q17 earnings call may also be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.

For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available approximately two hours following the live event until midnight eastern time on January 8, 2018 and can be accessed by dialing 855-859-2056 and providing the conference ID #89804895.

Footnotes

(a)	3Q17 Adjusted results exclude the following:

•	Amortization expense for identifiable intangibles of approximately $18 million pretax, or $0.07 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	The one-year beneficial effect of a lower effective tax rate of approximately $0.55 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact. The only GAAP measure affected in this release is EPS.

•	Operating earnings of $26 million pretax, or $0.11 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	Expense of approximately $124 million pretax, or $0.54 per diluted common share, associated with voluntary and involuntary workforce reduction programs; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

(b)	3Q16 Adjusted results (recast) exclude the following:

•	Transaction and integration costs of $20 million pretax, or $0.12 per diluted common share, associated with the then-pending merger agreement; GAAP measures affected in this release include consolidated pretax income and EPS.

•	Amortization expense for identifiable intangibles of approximately $18 million, or $0.08 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	Operating earnings of $2 million pretax, or $0.02 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

(c)	YTD 2017 Adjusted results exclude the following:

•	Net gain from the termination of the merger agreement of approximately $947 million pretax, or $4.33 per diluted common share; includes the net break-up fee and transaction costs net of the tax benefit associated with certain expenses which were previously non-deductible; GAAP measures affected in this release include consolidated pretax income and EPS.

•	Amortization expense for identifiable intangibles of approximately $54 million pretax, or $0.23 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	The one-year beneficial effect of a lower effective tax rate of approximately $1.60 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact. The only GAAP measure affected in this release is EPS.

•	Guaranty fund assessment expense of approximately $54 million pretax, or $0.23 per diluted common share, to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company); GAAP measures affected in this release include consolidated pretax income, EPS, and consolidated operating costs ratio. Under state guaranty assessment laws, the company may be assessed (up to prescribed limits) for certain obligations to the policyholders and claimants of insolvent insurance companies that write the same line or lines of business as the company. On March 1, 2017, a court ordered the liquidation of Penn Treaty which triggered assessments from the state guaranty associations.

•	Operating earnings of approximately $207 million pretax, or $0.89 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	Expense of approximately $124 million pretax, or $0.54 per diluted common share, associated with voluntary and involuntary workforce reduction programs; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

(d)	YTD 2016 Adjusted results (recast) exclude the following:

•	Transaction and integration costs of $81 million pretax, or $0.49 per diluted common share, associated with the then-pending merger agreement; GAAP measures affected in this release include consolidated pretax income and EPS.

•	Amortization expense for identifiable intangibles of approximately $59 million, or $0.25 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	Operating losses of $235 million pretax, or $1.10 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

(e)	FY17 Adjusted EPS projections exclude the following:

•	Net gain from the termination of the merger agreement of approximately $947 million pretax, or $4.35 per diluted common share; includes the net break-up fee and transaction costs net of the tax benefit associated with certain expenses which were previously non-deductible.

•	Amortization expense for identifiable intangibles of approximately $71 million pretax, or $0.31 per diluted common share.

•	The one-year beneficial effect of a lower effective tax rate of approximately $2.15 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact.

•	Guaranty fund assessment expense of approximately $54 million pretax, or $0.24 per diluted common share, to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company).

•	Operating earnings of approximately $150 million pretax, or $0.64 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed.

•	Expense of approximately $132 million pretax, or $0.57 per diluted common share, associated with voluntary and involuntary workforce reduction programs.

(f)	FY16 Adjusted EPS (recast) exclude the following:

•	Transaction and integration costs of $104 million pretax, or $0.64 per diluted common share, associated with the then-pending merger agreement.

•	Amortization expense for identifiable intangibles of approximately $77 million pretax, or $0.32 per diluted common share.

•	Pretax expenses of $505 million, or $2.11 per diluted common share, of reserve strengthening related to the company’s non-strategic closed block of long-term care insurance business. See related footnote (h).

•	Operating losses of $869 million pretax, or $3.78 per diluted common share, for the company’s Individual Commercial business given the company’s planned exit on January 1, 2018, as previously disclosed. Includes the write-off of receivables associated with the risk corridor premium stabilization program. See related footnote (i).

(g)	The company calculates days in claims payable (DCP) using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements, adjusting solely for reserve strengthening, if any, for the company’s non-strategic closed block of long-term care insurance business and its impact on future policy benefits expense, such as that from the fourth quarter of 2016. The company’s methodology results in a lower level of DCP versus the sector at large which is likely due to the company’s concentration of business in Medicare Advantage and stand-alone PDP offerings, including utilization patterns of prescriptions among the senior population, and the speed of processing associated with Humana Medicare medical and pharmacy claims.

(h)	As noted above, in addition to previously-disclosed adjustments, EPS for FY16 included a strengthening of reserves for the company’s non-strategic closed block of long-term care business. In connection with its acquisition of KMG America in 2007, the company acquired a non-strategic closed block of long-term care insurance policies. These policies were sold between 1995 and 2005, of which approximately 30,800 remained in force as of December 31, 2016. During the fourth quarter of 2016, the company recorded a reserve strengthening for this closed block of policies as it determined the present value of future premiums, together with its existing reserves were not adequate to provide for future policy benefits. This adjustment primarily was driven by emerging experience indicating longer claims duration, a prolonged lower interest rate environment and an increase in policyholder life expectancies.

(i)	On November 10, 2016, the U.S. Court of Federal Claims ruled in favor of the government in one of a series of cases filed by insurers against the Department of Health and Human Services (HHS) to collect risk corridor payments, rejecting all of the insurer’s statutory, contract and Constitutional claims for payment. Prior to this decision, the company had maintained the receivable in previous periods in reliance upon the interpretation previously promulgated by HHS that the risk corridor receivables were obligations of the U.S. government. Given this court decision, however, the company’s conclusion with respect to the ultimate collectability of the receivable shifted, and accounting rules required that the receivable be written off. Land of Lincoln Mutual Health Insurance Company v. United States; United States Court of Federal Claims No. 16-744C.

(j)	Generally, when the first day of a month falls on a weekend or holiday, with the exception of January 1 (New Year’s Day), the company receives its monthly Medicare premium payment from CMS on the last business day of the previous month. On a GAAP basis, this can result in certain quarterly cash flows from operations including more or less than three monthly payments. Consequently, when this occurs, the company reports Adjusted cash flows from operations to reflect three payments in each quarter to match the related expenses.

(k)	The company provides a full range of insured specialty products including dental, vision, other supplemental health, financial protection, and voluntary insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves the company may establish, including premium deficiency reserves, may be insufficient.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives, state-based contract strategy, and its participation in the new health insurance exchanges, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.

•	The divestiture of Humana’s subsidiary, KMG America Corporation, is subject to various closing conditions, including various regulatory approvals and customary closing conditions, as well as other uncertainties, and there can be no assurances as to whether and when it may be completed.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•	The Healthcare Reform Law, including The Patient Protection and Affordable Care Act and The Healthcare and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows. Additionally, potential legislative changes, including activities to repeal or replace, in whole or in part, the Health Care Reform Law, creates uncertainty for Humana’s business, and when, or in what form, such legislative changes may occur cannot be predicted with certainty.

•	Humana’s continued participation in the federal and state health insurance exchanges, which entail uncertainties associated with mix, volume of business and the operation of premium stabilization programs that are subject to federal administrative action, could adversely affect the company’s results of operations, financial position and cash flows.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2016;

•	Form 10-Q for the quarter ended March 31, 2017, June 30, 2017; and

•	Form 8-Ks filed during 2017.

About Humana

Humana Inc. is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•	Annual reports to stockholders;

•	Securities and Exchange Commission filings;

•	Most recent investor conference presentations;

•	Quarterly earnings news releases and conference calls;

•	Calendar of events; and

•	Corporate Governance information.

Humana Inc. – Rollforward of Initial 2017 Guidance to Current 2017 Guidance Diluted earnings per common share (EPS)	Generally Accepted Accounting Principles (GAAP) EPS	Adjustments to GAAP	Adjusted EPS
Guidance issued on February 14, 2017	$16.65 to $16.85	(~5.85)	$10.80 to $11.00
Changes in projected operating performance:
Retail segment	$1.36	—	$1.36
Group and Specialty segment	$0.29	—	$0.29
Healthcare Services segment	($0.71)	—	($0.71)
Individual Commercial segment	$0.79	($0.79)	—
Voluntary and involuntary workforce reduction programs	($0.58)	$0.58	—
Other	($0.28)	$0.04	($0.24)

Guidance as of November 8, 2017	Approximately $17.62	(~6.02)	Approximately $11.60

Humana Inc. – Rollforward of 2017 Guidance as of August 2, 2017 to Current 2017 Guidance Diluted earnings per common share (EPS)	Generally Accepted Accounting Principles (GAAP) EPS	Adjustments to GAAP	Adjusted EPS
Guidance as of August 2, 2017	Approximately $17.83	(~6.33)	Approximately $11.50
Changes in projected operating performance:
Group and Specialty segment	$0.20	—	$0.20
Healthcare Services segment	($0.11)	—	($0.11)
Individual Commercial segment	$0.27	($0.27)	—
Voluntary and involuntary workforce reduction programs	($0.58)	$0.58	—
Other	$0.01	—	$0.01

Guidance as of November 8, 2017	Approximately $17.62	(~6.02)	Approximately $11.60

A reconciliation of GAAP to Adjusted EPS for the company’s FY17 projections as well as comparable numbers for the year ended December 31, 2016 (FY16) is shown below:

Diluted earnings per common share	FY17 Guidance (e)		FY16 (f)
GAAP	~$	17.62	$4.07
Net (gain) expenses associated with the terminated merger agreement (for FY17, primarily the break-up fee)		(4.35)	0.64
Amortization of identifiable intangibles		0.31	0.32
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact		(2.15)	—
Reserve strengthening for the company’s non-strategic closed block of long-term care insurance business (g)		—	2.11
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)		0.24	—
Operating results associated with the Individual Commercial business given the company’s exit on January 1, 2018 as previously disclosed		(0.64)	3.78
Charges associated with voluntary and involuntary workforce reduction programs		0.57	—

Adjusted (non-GAAP) – FY17 projected; FY16 as recast	~ $	11.60	$10.92

The company’s earnings guidance for FY17 does not include any potential impact from the previously announced pending sale of KMG America Corporation (KMG), whose subsidiary, Kanawha Insurance Company (KIC), includes Humana’s closed block of non-strategic long-term care insurance policies, to Continental General Insurance Company (CGIC), a Texas-based insurance company wholly-owned by HC2 Holdings, Inc., a diversified holding company (NYSE: HCHC).

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2017 Projections As of November 8, 2017		Comments

Diluted earnings per common share (EPS)	GAAP Adjustments	~ $17.62 ($6.02)	• See footnote (e) for detail of non-GAAP adjustments

	Non-GAAP	~ $11.60

Total revenues	Consolidated Retail segment Group and Specialty segment Healthcare Services segment	$53.60 billion to $54.00 billion $44.65 billion to $45.00 billion $7.30 billion to $7.60 billion $23.85 billion to $24.30 billion

•     Consolidated and segment-level revenue projections include expected investment income

•     Segment-level revenues include amounts that eliminate in consolidation

•     Consolidated revenues include ~$950 million in revenues associated with the Individual Commercial business (ACA compliant and non-ACA compliant combined)

•     Healthcare Services segment revenues include the impact of the continued optimization of the company’s Humana At Home business, which is proceeding slightly ahead of previous expectations. Additionally, the company is experiencing lower than previously expected pharmacy volumes

Change in year-end medical membership from prior year end

•     Individual Medicare Advantage: Up 15,000 to 25,000

•     Group Medicare Advantage: Up 80,000 to 90,000

•     Medicare stand-alone PDP: Up 340,000 to 360,000

•     Group commercial fully-insured: Down 35,000 to 45,000

• Individual Medicare Advantage includes loss of ~50k members associated with plan exits in the first quarter of 2017

Benefit ratios	Retail segment Group and Specialty segment	85.25% to 85.75% 79.00% to 79.25%	• Ratio calculation: benefits expense as a percent of premium revenues • No material impact anticipated from non-GAAP adjustments

Consolidated operating cost ratio	11.95% to 12.25%

•     Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income

•     Merger termination fee and related costs, net presented separately from operating costs; therefore, not included in the ratio

•     GAAP range includes the impact of approximately 55 bps related to Individual Commercial segment results, charges associated with voluntary and involuntary workforce reduction programs, and guaranty fund assessment expense to support the policyholder obligations of Penn Treaty

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2017 Projections As of November 8, 2017		Comments

Pretax results	Retail segment Group and Specialty segment Healthcare Services segment	$2.05 billion to $2.15 billion $350 million to $400 million $900 million to $950 million

•     No material impact anticipated from non-GAAP adjustments on segment-level results for the Retail, Group and Specialty, or Healthcare Services segments

•     The company expects Individual Commercial segment pretax earnings of ~$150 million

Effective tax rate	GAAP Adjustments Non-GAAP	36.0% to 36.5% ~11% 47.0% to 47.5%	• See footnote (e) for detail of non-GAAP adjustments

Weighted average share count for diluted EPS	145.5 million to 146.0 million		• Includes impact of projected share repurchases

Cash flows from operations	$3.3 billion to $3.6 billion		• Includes impact of transaction break-up fee, net of tax

Capital expenditures	$500 million to $525 million

Humana Inc.

Statistical Schedules

And

Supplementary Information

3Q17 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

3Q17 Earnings Release

Contents

Consolidated Financial Statements

1.	Consolidated Statements of Income (S-3 - S-4)

2.	Consolidated Balance Sheets (S-5)

3.	Consolidated Statements of Cash Flows (S-6 - S-7)

Operating Results Detail

4.	Consolidating Statements of Income - Quarter (S-8 - S-9)

5.	Consolidating Statements of Income - YTD (S-10 - S-11)

6.	Ending Membership Detail (S-12)

7.	Premiums and Services Revenue Detail (S-13 - S-14)

8.	Healthcare Services Segment Metrics (S-15 - S-17)

Balance Sheet Detail

9.	Benefits Payable Detail and Statistics (S-18 - S-19)

Footnotes (S-20)

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Three Months Ended September 30,
			Dollar	Percentage
	2017	2016	Change	Change
Revenues:
Premiums	$12,955	$13,371	$(416)	-3.1%
Services	223	227	(4)	-1.8%
Investment income	104	96	8	8.3%

Total revenues	13,282	13,694	(412)	-3.0%

Operating expenses:
Benefits	10,642	10,900	(258)	-2.4%
Operating costs	1,688	1,739	(51)	-2.9%
Merger termination fee and related costs, net	—	20	(20)	-100.0%
Depreciation and amortization	94	86	8	9.3%

Total operating expenses	12,424	12,745	(321)	-2.5%

Income from operations	858	949	(91)	-9.6%
Interest expense	59	47	12	25.5%

Income before income taxes	799	902	(103)	-11.4%
Provision for income taxes	300	452	(152)	-33.6%

Net income	$499	$450	$49	10.9%

Basic earnings per common share	$3.46	$3.01	$0.45	15.0%
Diluted earnings per common share	$3.44	$2.98	$0.46	15.4%
Shares used in computing basic earnings per common share (000’s)	144,215	149,417
Shares used in computing diluted earnings per common share (000’s)	145,360	150,904

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Nine Months ended September 30,
			Dollar	Percentage
	2017	2016	Change	Change
Revenues:
Premiums	$39,556	$40,461	$(905)	-2.2%
Services	706	749	(43)	-5.7%
Investment income	316	291	25	8.6%

Total revenues	40,578	41,501	(923)	-2.2%

Operating expenses:
Benefits	32,857	33,806	(949)	-2.8%
Operating costs	4,694	5,172	(478)	-9.2%
Merger termination fee and related costs, net	(947)	81	(1,028)	-1269.1%
Depreciation and amortization	278	263	15	5.7%

Total operating expenses	36,882	39,322	(2,440)	-6.2%

Income from operations	3,696	2,179	1,517	69.6%
Interest expense	166	141	25	17.7%

Income before income taxes	3,530	2,038	1,492	73.2%
Provision for income taxes	1,266	1,023	243	23.8%

Net income	$2,264	$1,015	$1,249	123.1%

Basic earnings per common share	$15.56	$6.80	$8.76	128.8%
Diluted earnings per common share	$15.44	$6.73	$8.71	129.4%
Shares used in computing basic earnings per common share (000’s)	145,546	149,321
Shares used in computing diluted earnings per common share (000’s)	146,622	150,869

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	September 30,	December 31,	YTD Change
	2017	2016	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$9,865	$3,877
Investment securities	8,622	7,595
Receivables, net	922	1,280
Other current assets	3,776	3,438

Total current assets	23,185	16,190	$6,995	43.2%
Property and equipment, net	1,560	1,505
Long-term investment securities	2,716	2,203
Goodwill	3,281	3,272
Other long-term assets	2,214	2,226

Total assets	$32,956	$25,396	$7,560	29.8%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$4,959	$4,563
Trade accounts payable and accrued expenses	4,888	2,467
Book overdraft	171	212
Unearned revenues	3,447	280
Short-term debt	953	300

Total current liabilities	14,418	7,822	$6,596	84.3%
Long-term debt	3,977	3,792
Future policy benefits payable	2,893	2,834
Other long-term liabilities	457	263

Total liabilities	21,745	14,711	$7,034	47.8%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,572,158 issued at September 30, 2017	33	33
Capital in excess of par value	2,641	2,562
Retained earnings	13,542	11,454
Accumulated other comprehensive income (loss)	12	(66)
Treasury stock, at cost, 55,712,062 shares at September 30, 2017	(5,017)	(3,298)

Total stockholders’ equity	11,211	10,685	$526	4.9%

Total liabilities and stockholders’ equity	$32,956	$25,396	$7,560	29.8%

Debt-to-total capitalization ratio	30.5%	27.7%
Return on Invested Capital (ROIC) based on Net Operating Profit After Tax (NOPAT) - trailing 12 months	12.7%	5.0%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Three Months Ended September 30,
			Dollar	Percentage
	2017	2016	Change	Change
Cash flows from operating activities
Net income	$499	$450
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	102	99
Other intangible amortization	18	18
Net realized capital gains	—	(26)
Stock-based compensation	33	28
(Benefit) provision from deferred income taxes	(56)	78
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	1,508	1,788
Other assets	176	259
Benefits payable	121	(209)
Other liabilities	324	(1,071)
Unearned revenues	91	3,040
Other, net	47	49

Net cash provided by operating activities	2,863	4,503	($1,640)	-36.4%

Cash flows from investing activities
Acquisitions, net of cash acquired	(1)	(6)
Purchases of property and equipment	(143)	(139)
Purchases of investment securities	(1,129)	(2,005)
Maturities of investment securities	270	447
Proceeds from sales of investment securities	305	1,466

Net cash used in investing activities	(698)	(237)	($461)	-194.5%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(150)	129
Repayment of commercial paper, net	(51)	(1)
Change in book overdraft	54	(9)
Common stock repurchases	(241)	(2)
Dividends paid	(58)	(43)
Proceeds from stock option exercises and other	7	—

Net cash (used in) provided by financing activities	(439)	74	($513)	-693.2%

Increase in cash and cash equivalents	1,726	4,340
Cash and cash equivalents at beginning of period	8,139	2,429

Cash and cash equivalents at end of period	$9,865	$6,769

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Nine Months Ended September 30,
			Dollar	Percentage
	2017	2016	Change	Change
Cash flows from operating activities
Net income	$2,264	$1,015
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	303	289
Other intangible amortization	54	59
Net realized capital gains	(28)	(65)
Stock-based compensation	116	76
(Benefit) provision for deferred income taxes	(54)	54
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	358	396
Other assets	(369)	(419)
Benefits payable	396	73
Other liabilities	641	127
Unearned revenues	3,167	2,987
Other, net	114	117

Net cash provided by operating activities	6,962	4,709	$2,253	47.8%

Cash flows from investing activities
Acquisitions, net of cash acquired	(10)	(7)
Purchases of property and equipment	(376)	(395)
Purchases of investment securities	(4,337)	(4,533)
Maturities of investment securities	919	1,082
Proceeds from sales of investment securities	2,028	3,319

Net cash used in investing activities	(1,776)	(534)	($1,242)	-232.6%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	1,931	350
Proceeds from issuance of senior notes, net	985	—
Repayment of commercial paper, net	(153)	(1)
Change in book overdraft	(41)	(118)
Common stock repurchases	(1,819)	(75)
Dividends paid	(162)	(133)
Proceeds from stock option exercises and other	61	—

Net cash provided by financing activities	802	23	$779	3387.0%

Increase in cash and cash equivalents	5,988	4,198
Cash and cash equivalents at beginning of period	3,877	2,571

Cash and cash equivalents at end of period	$9,865	$6,769

Humana Inc.

Consolidating Statements of Income - 3Q17

In millions

		Group and	Healthcare	Individual	Other	Eliminations/
	Retail	Specialty	Services	Commercial	Businesses	Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$8,077	$—	$—	$—	$—	$—	$8,077
Group Medicare Advantage	1,272	—	—	—	—	—	1,272
Medicare stand-alone PDP	921	—	—	—	—	—	921

Total Medicare	10,270	—	—	—	—	—	10,270

Fully-insured	121	1,370	—	224	—	—	1,715
Specialty	—	331	—	—	—	—	331
Medicaid and other (A)	630	—	—	—	9	—	639

Total premiums	11,021	1,701	—	224	9	—	12,955

Services revenue:
Provider	—	—	60	—	—	—	60
ASO and other (B)	2	140	—	—	1	—	143
Pharmacy	—	—	20	—	—	—	20

Total services revenue	2	140	80	—	1	—	223

Total revenues - external customers	11,023	1,841	80	224	10	—	13,178

Intersegment revenues
Services	—	5	4,339	—	—	(4,344)	—
Products	—	—	1,572	—	—	(1,572)	—

Total intersegment revenues	—	5	5,911	—	—	(5,916)	—

Investment income	23	7	9	1	22	42	104

Total revenues	11,046	1,853	6,000	225	32	(5,874)	13,282

Operating expenses:
Benefits	9,294	1,354	—	147	34	(187)	10,642
Operating costs	1,081	385	5,726	49	3	(5,556)	1,688
Depreciation and amortization	61	21	34	3	—	(25)	94

Total operating expenses	10,436	1,760	5,760	199	37	(5,768)	12,424

Income (loss) from operations	610	93	240	26	(5)	(106)	858
Interest expense	—	—	—	—	—	59	59

Income (loss) before income taxes	$610	$93	$240	$26	$(5)	$(165)	$799

Benefit ratio	84.3%	79.6%		65.6%			82.1%
Operating cost ratio	9.8%	20.9%	95.6%	21.9%			12.8%

Humana Inc.

Consolidating Statements of Income - 3Q16 (Recast) (C)

In millions

		Group and	Healthcare	Individual	Other	Eliminations/
	Retail	Specialty	Services	Commercial	Businesses	Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$7,977	$—	$—	$—	$—	$—	$7,977
Group Medicare Advantage	1,067	—	—	—	—	—	1,067
Medicare stand-alone PDP	1,004	—	—	—	—	—	1,004

Total Medicare	10,048	—	—	—	—	—	10,048

Fully-insured	109	1,350	—	882	—	—	2,341
Specialty	—	318	—	—	—	—	318
Medicaid and other (A)	652	2	—	—	10	—	664

Total premiums	10,809	1,670	—	882	10	—	13,371

Services revenue:
Provider	—	—	69	—	—	—	69
ASO and other (B)	2	147	—	—	1	—	150
Pharmacy	—	—	8	—	—	—	8

Total services revenue	2	147	77	—	1	—	227

Total revenues - external customers	10,811	1,817	77	882	11	—	13,598

Intersegment revenues
Services	—	5	4,741	—	—	(4,746)	—
Products	—	—	1,580	—	—	(1,580)	—

Total intersegment revenues	—	5	6,321	—	—	(6,326)	—

Investment income	22	7	8	—	17	42	96

Total revenues	10,833	1,829	6,406	882	28	(6,284)	13,694

Operating expenses:
Benefits	9,031	1,352	—	727	26	(236)	10,900
Operating costs	1,143	421	6,073	144	4	(6,046)	1,739
Merger termination fee and related costs, net	—	—	—	—	—	20	20
Depreciation and amortization	51	19	36	9	—	(29)	86

Total operating expenses	10,225	1,792	6,109	880	30	(6,291)	12,745

Income (loss) from operations	608	37	297	2	(2)	7	949
Interest expense	—	—	—	—	—	47	47

Income (loss) before income taxes	$608	$37	$297	$2	$(2)	$(40)	$902

Benefit ratio	83.6%	81.0%		82.4%			81.5%
Operating cost ratio	10.6%	23.1%	94.9%	16.3%			12.8%

Humana Inc.

Consolidating Statements of Income - YTD 3Q 2017

In millions

		Group and	Healthcare	Individual	Other	Eliminations/
	Retail	Specialty	Services	Commercial	Businesses	Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$24,735	$—	$—	$—	$—	$—	$24,735
Group Medicare Advantage	3,867	—	—	—	—	—	3,867
Medicare stand-alone PDP	2,787	—	—	—	—	—	2,787

Total Medicare	31,389	—	—	—	—	—	31,389

Fully-insured	357	4,098	—	754	—	—	5,209
Specialty	—	976	—	—	—	—	976
Medicaid and other (A)	1,954	—	—	—	28	—	1,982

Total premiums	33,700	5,074	—	754	28	—	39,556

Services revenue:
Provider	—	—	193	—	—	—	193
ASO and other (B)	6	444	—	—	5	—	455
Pharmacy	—	—	58	—	—	—	58

Total services revenue	6	444	251	—	5	—	706

Total revenues - external customers	33,706	5,518	251	754	33	—	40,262

Intersegment revenues
Services	—	15	12,958	—	—	(12,973)	—
Products	—	—	4,706	—	—	(4,706)	—

Total intersegment revenues	—	15	17,664	—	—	(17,679)	—

Investment income	72	25	25	3	64	127	316

Total revenues	33,778	5,558	17,940	757	97	(17,552)	40,578

Operating expenses:
Benefits	29,017	3,952	—	389	95	(596)	32,857
Operating costs	2,998	1,178	17,083	151	9	(16,725)	4,694
Merger termination fee and related costs, net	—	—	—	—	—	(947)	(947)
Depreciation and amortization	176	63	103	10	—	(74)	278

Total operating expenses	32,191	5,193	17,186	550	104	(18,342)	36,882

Income (loss) from operations	1,587	365	754	207	(7)	790	3,696
Interest expense	—	—	—	—	—	166	166

Income (loss) before income taxes	$1,587	$365	$754	$207	$(7)	$624	$3,530

Benefit ratio	86.1%	77.9%		51.6%			83.1%
Operating cost ratio	8.9%	21.3%	95.4%	20.0%			11.7%

Humana Inc.

Consolidating Statements of Income - YTD 3Q 2016 (Recast) (C )

In millions

		Group and	Healthcare	Individual	Other	Eliminations/
	Retail	Specialty	Services	Commercial	Businesses	Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$24,054	$—	$—	$—	$—	$—	$24,054
Group Medicare Advantage	3,229	—	—	—	—	—	3,229
Medicare stand-alone PDP	3,058	—	—	—	—	—	3,058

Total Medicare	30,341	—	—	—	—	—	30,341

Fully-insured	319	4,044	—	2,799	—	—	7,162
Specialty	—	957	—	—	—	—	957
Medicaid and other (A)	1,960	12	—	—	29	—	2,001

Total premiums	32,620	5,013	—	2,799	29	—	40,461

Services revenue:
Provider	—	—	214	—	—	—	214
ASO and other (B)	5	500	1	—	7	—	513
Pharmacy	—	—	22	—	—	—	22

Total services revenue	5	500	237	—	7	—	749

Total revenues - external customers	32,625	5,513	237	2,799	36	—	41,210

Intersegment revenues
Services	—	17	14,292	—	—	(14,309)	—
Products	—	—	4,373	—	—	(4,373)	—

Total intersegment revenues	—	17	18,665	—	—	(18,682)	—

Investment income	68	19	22	3	48	131	291

Total revenues	32,693	5,549	18,924	2,802	84	(18,551)	41,501

Operating expenses:
Benefits	27,991	3,876	—	2,545	82	(688)	33,806
Operating costs	3,294	1,278	17,989	465	12	(17,866)	5,172
Merger termination fee and related costs, net	—	—	—	—	—	81	81
Depreciation and amortization	145	62	107	27	—	(78)	263

Total operating expenses	31,430	5,216	18,096	3,037	94	(18,551)	39,322

Income (loss) from operations	1,263	333	828	(235)	(10)	—	2,179
Interest expense	—	—	—	—	—	141	141

Income (loss) before income taxes	$1,263	$333	$828	$(235)	$(10)	$(141)	$2,038

Benefit ratio	85.8%	77.3%		90.9%			83.6%
Operating cost ratio	10.1%	23.1%	95.2%	16.6%			12.6%

Humana Inc.

Ending Membership Detail

In thousands

			(Recast)	Year-over-Year Change		(Recast) December 31,	Year-to-Date Change
	September 30, 2017	Average 3Q17	September 30, 2016 (C )	Amount	Percent	2016 (C )	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	2,849.4	2,847.3	2,831.7	17.7	0.6%	2,837.6	11.8	0.4%
Group Medicare Advantage	438.4	436.6	353.9	84.5	23.9%	355.4	83.0	23.4%
Medicare stand-alone PDP	5,290.9	5,272.6	4,913.4	377.5	7.7%	4,951.4	339.5	6.9%

Total Medicare	8,578.7	8,556.5	8,099.0	479.7	5.9%	8,144.4	434.3	5.3%

State-based contracts (D)	363.4	368.1	390.1	(26.7)	-6.8%	388.1	(24.7)	-6.4%
Medicare Supplement	234.9	234.3	217.1	17.8	8.2%	218.8	16.1	7.4%

Total Retail	9,177.0	9,158.9	8,706.2	470.8	5.4%	8,751.3	425.7	4.9%

Group and Specialty
Fully-insured commercial medical	1,098.8	1,100.9	1,131.5	(32.7)	-2.9%	1,136.0	(37.2)	-3.3%
ASO commercial	445.7	444.9	570.3	(124.6)	-21.8%	573.2	(127.5)	-22.2%
Military services	3,099.0	3,090.4	3,080.9	18.1	0.6%	3,084.1	14.9	0.5%

Total Group and Specialty	4,643.5	4,636.2	4,782.7	(139.2)	-2.9%	4,793.3	(149.8)	-3.1%

Individual commercial	142.8	146.7	726.2	(583.4)	-80.3%	654.8	(512.0)	-78.2%
Other Businesses
Long-term care	30.1	30.2	31.0	(0.9)	-2.9%	30.8	(0.7)	-2.3%

Total Other Businesses	30.1	30.2	31.0	(0.9)	-2.9%	30.8	(0.7)	-2.3%

Total Medical Membership	13,993.4	13,972.0	14,246.1	(252.7)	-1.8%	14,230.2	(236.8)	-1.7%

Specialty Membership (included in Group and Specialty segment):
Dental - fully-insured	2,956.5	2,959.3	2,955.4	1.1	0.0%	2,952.4	4.1	0.1%
Dental - ASO	691.5	685.0	706.6	(15.1)	-2.1%	702.0	(10.5)	-1.5%
Vision	2,150.8	2,147.2	2,125.8	25.0	1.2%	2,136.0	14.8	0.7%
Other supplemental benefits (E)	1,135.2	1,136.3	1,167.4	(32.2)	-2.8%	1,170.8	(35.6)	-3.0%

Total Specialty Membership	6,934.0	6,927.8	6,955.2	(21.2)	-0.3%	6,961.2	(27.2)	-0.4%

		Member Mix		Member Mix
	September 30, 2017	September 30, 2017	September 30, 2016	September 30, 2016
Individual Medicare Advantage Membership
HMO	1,636.4	57.4%	1,627.5	57.5%
PPO	1,213.0	42.6%	1,204.2	42.5%

Total Individual Medicare Advantage	2,849.4	100.0%	2,831.7	100.0%

Individual Medicare Advantage Membership
Shared Risk (F)	910.4	31.9%	903.9	31.9%
Path to Risk (G)	967.4	34.0%	882.2	31.2%

Total Value-based	1,877.8	65.9%	1,786.1	63.1%
Other	971.6	34.1%	1,045.6	36.9%

Total Individual Medicare Advantage	2,849.4	100.0%	2,831.7	100.0%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	Three Months Ended September 30,				Per Member per Month (I) Three Months Ended September 30,
	2017	2016 (C ) (Recast)	Dollar Change	Percentage Change	2017	2016
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$8,077	$7,977	$100	1.3%	$946	$940
Group Medicare Advantage	1,272	1,067	205	19.2%	971	1,007
Medicare stand-alone PDP	921	1,004	(83)	-8.3%	58	68
State-based contracts (D)	630	652	(22)	-3.4%	570	556
Medicare Supplement	121	109	12	11.0%	172	168
Other services	2	2	—	0.0%

Total Retail	11,023	10,811	212	2.0%

Group and Specialty
Fully-insured commercial medical	1,370	1,350	20	1.5%	415	396
Specialty	331	318	13	4.1%	18	17
Commercial ASO & other services (B)	57	61	(4)	-6.6%
Military services (H)	88	93	(5)	-5.4%

Total Group and Specialty	1,846	1,822	24	1.3%

Healthcare Services
Pharmacy solutions	5,266	5,570	(304)	-5.5%
Provider services	413	437	(24)	-5.5%
Clinical programs	312	391	(79)	-20.2%

Total Healthcare Services	5,991	6,398	(407)	-6.4%

Individual Commercial	224	882	(658)	-74.6%	509	396

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

					Per Member per Month (I)
	Nine Months Ended September 30,				Nine Months Ended September 30,
			Dollar	Percentage
	2017	2016 (C ) (Recast)	Change	Change	2017	2016
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$24,735	$24,054	$681	2.8%	$967	$949
Group Medicare Advantage	3,867	3,229	638	19.8%	992	1,023
Medicare stand-alone PDP	2,787	3,058	(271)	-8.9%	59	70
State-based contracts (D)	1,954	1,960	(6)	-0.3%	578	560
Medicare Supplement	357	319	38	11.9%	171	167
Other services	6	5	1	20.0%

Total Retail	33,706	32,625	1,081	3.3%

Group and Specialty
Fully-insured commercial medical	4,098	4,044	54	1.3%	409	395
Specialty	976	957	19	2.0%	17	17
Commercial ASO & other services (B)	165	191	(26)	-13.6%
Military services (H)	294	338	(44)	-13.0%

Total Group and Specialty	5,533	5,530	3	0.1%

Healthcare Services
Pharmacy solutions	15,639	16,426	(787)	-4.8%
Provider services	1,265	1,321	(56)	-4.2%
Clinical programs	1,011	1,155	(144)	-12.5%

Total Healthcare Services	17,915	18,902	(987)	-5.2%

Individual Commercial	754	2,799	(2,045)	-73.1%	467	384

Humana Inc.

Healthcare Services Segment Metrics

	Quarter Ended	Quarter Ended			Quarter Ended
	September 30, 2017	September 30, 2016	Difference		June 30, 2017	Difference
Primary Care Providers:
Shared Risk (F)
Owned / JV	1,600	1,700	(100)	-5.9%	1,700	(100)	-5.9%
Contracted	14,400	15,700	(1,300)	-8.3%	14,700	(300)	-2.0%
Path to Risk (G)	35,500	32,200	3,300	10.2%	34,300	1,200	3.5%

Total Value-based	51,500	49,600	1,900	3.8%	50,700	800	1.6%

Care Management Statistics:
Members enrolled in a Humana chronic care management program (J)	825,200	1,044,700	(219,500)	-21.0%	981,600	(156,400)	-15.9%
Number of high-risk discharges enrolled in a post-discharge care management program (K)	66,300	65,300	1,000	1.5%	68,600	(2,300)	-3.4%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Quarter Ended	Quarter Ended	Year-over-Year		Quarter Ended	Sequential
	September 30, 2017	September 30, 2016	Difference		June 30, 2017	Difference
Pharmacy:
Generic Dispense Rate
Retail	91.4%	90.9%	0.5%		91.4%	0.0%
Group and Specialty	86.3%	85.1%	1.2%		86.4%	-0.1%
Individual Commercial	89.4%	88.2%	1.2%		89.7%	-0.3%
Mail-Order Penetration
Retail	29.0%	29.2%	-0.2%		29.1%	-0.1%
Group and Specialty	6.9%	7.3%	-0.4%		7.3%	-0.4%
Individual Commercial	4.3%	3.9%	0.4%		4.3%	0.0%

				Percentage			Percentage
			Difference	Change		Difference	Change
Script volume (L)	108,200	106,900	1,300	1.2%	107,900	300	0.3%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Nine Months Ended	Nine Months Ended	Year-over-Year
	September 30, 2017	September 30, 2016	Difference
Pharmacy:
Generic Dispense Rate
Retail	91.4%	90.7%	0.7%
Group and Specialty	86.4%	84.8%	1.6%
Individual Commercial	89.9%	88.9%	1.0%
Mail-Order Penetration
Retail	29.1%	28.9%	0.2%
Group and Specialty	7.1%	7.6%	-0.5%
Individual Commercial	4.2%	3.7%	0.5%

			Difference	Percentage Change
Script volume (L)	323,100	316,300	6,800	2.1%

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	September 30,	June 30,	December 31,
	2017	2017	2016
Detail of benefits payable
IBNR (M)	$3,308	$3,305	$3,422
Reported Claims in Process (N)	698	581	654
Other Benefits Payable (O)	953	952	487

Total Benefits Payable	$4,959	$4,838	$4,563

	Nine Months Ended	Nine Months Ended	Year Ended
	September 30, 2017	September 30, 2016	December 31, 2016
Year-to-date changes in benefits payable, excluding military services
Balances at January 1	$4,563	$4,976	$4,976
Less: Premium Deficiency Reserve	—	(176)	(176)
Less: Reinsurance recoverables (P)	(76)	(85)	(85)

Balances at January 1, net	4,487	4,715	4,715
Incurred related to:
Current year	33,318	34,340	45,318
Prior years (Q)	(430)	(525)	(582)

Total incurred	32,888	33,815	44,736

Paid related to:
Current year	(28,741)	(29,768)	(40,852)
Prior years	(3,745)	(3,996)	(4,112)

Total paid	(32,486)	(33,764)	(44,964)

Premium Deficiency Reserve	—	206	—
Reinsurance recoverables (P)	70	77	76

Balances at end of period	$4,959	$5,049	$4,563

	Nine Months Ended	Nine Months Ended	Year Ended
	September 30, 2017	September 30, 2016	December 31, 2016
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$32,888	$33,815	$44,736
Military services benefit expense	—	7	8
Premium Deficiency Reserve	—	30	(176)
Future policy benefit expense (R)	(31)	(46)	439

Consolidated Benefit Expense	$32,857	$33,806	$45,007

Humana Inc.

Benefits Payable Statistics (Continued) (S)

Days in Claims Payable

	Days in	Change
Quarter Ended	Claims Payable (DCP)	Last 4 Quarters	Percentage Change
9/30/2016	42.6	1.0	2.4%
12/31/2016	39.2	(2.0)	-4.9%
3/31/2017	37.8	(3.0)	-7.4%
6/30/2017	40.4	(1.2)	-2.9%
9/30/2017	42.9	0.3	0.7%

Change in Days in Claims Payable (T)

	1Q	2Q	3Q	YTD	3Q	Last Twelve
	2017	2017	2017	3Q 2017	2016	Months
DCP - beginning of period	39.2	37.8	40.4	39.2	41.6	42.6
Components of change in DCP:
Provider accruals (U)	0.8	1.4	0.5	2.7	(0.5)	2.1
Medical fee-for-service, excluding Individual Commercial (V)	(0.2)	0.9	0.7	1.4	2.3	0.2
Individual Commercial including Premium Deficiency Reserve (W)	(2.0)	(0.3)	0.1	(2.2)	(0.8)	(3.9)
Pharmacy (X)	0.1	0.4	(0.1)	0.4	0.3	0.4
Processed claims inventory (Y)	0.1	—	1.1	1.2	(0.5)	1.4
Other (Z)	(0.2)	0.2	0.2	0.2	0.2	0.1

DCP - end of period	37.8	40.4	42.9	42.9	42.6	42.9

Total change from beginning of period	(1.4)	2.6	2.5	3.7	1.0	0.3

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

3Q17 Earnings Release

(A)	The Medicaid and other category includes premiums associated with the company’s Medicaid and military services businesses as well as the closed block of long-term care insurance policies.
(B)	The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including Military services unless separately disclosed.
(C)	On January 1, 2017, the company realigned certain of its businesses among its financial reporting segments to correspond with internal management reporting changes and renamed its Group segment the Group and Specialty segment. The company’s reportable segments are Retail, Group and Specialty, Healthcare Services, and Individual Commercial.
(D)	Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.
(E)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(F)	In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(G)	A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(H)	The majority of military services revenues are generally not contracted on a per-member basis under the current TRICARE South Region contract.
(I)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(J)	Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Stay Healthy, Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs.
(K)	Reflects discharges enrolled in Humana’s 30-day care management services, which supports members after they are discharged home from a hospital or other facility. The program is aimed at individuals at high-risk for re-hospitalization. Care managers visit and call members at home to ensure they have and understand correct prescriptions, their doctors are informed about members’ changed status, and that members are either self-managing adequately or are referred to appropriate ongoing services.
(L)	Script volume is presented on an adjusted 30-day equivalent basis.
(M)	IBNR represents an estimate of benefits expense payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in a lower IBNR). IBNR includes unprocessed claims inventories.
(N)	Reported claims in process represents the estimated valuation of processed claims that are in the post-claim adjudication process, which consists of administrative functions such as audit and check batching and handling, as well as amounts owed to the company’s pharmacy benefit administrator, which fluctuate due to bi-weekly payments and the month-end cutoff.
(O)	Other benefits payable primarily include amounts owed to providers under capitated and risk sharing arrangements.
(P)	Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(Q)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(R)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet. Amounts reflect the release of reserves for future policy benefits as individual medical members transitioned to plans compliant with the Affordable Care Act.
(S)	A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). During 1Q17, the company simplified its methodology for calculating DCP in order to enhance transparency for investors, now calculating DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements, adjusting solely for future policy benefits expense associated with reserve strengthening for the company’s non-strategic block of long-term care insurance business.
(T)	DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.
(U)	Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.
(V)	Represents medical and specialty IBNR for non-pharmacy fully-insured products and excludes the impact of the Individual Commercial segment.
(W)	Represents Individual Commercial medical IBNR (on-exchange, off-exchange, and legacy), as well as the impact of any premium deficiency reserves related to this block of business.
(X)	Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.
(Y)	Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.
(Z)	Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.